UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 29, 2002

TICKETS.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-27893	06-1424841
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

555 Anton Boulevard, 11th Floor, Costa Mesa, CA	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (714) 327-5400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

     a.     On November 29, 2002, Deloitte & Touche LLP (“Deloitte”) resigned as the independent public accountants of Tickets.com, Inc. (the “Company”) as a result of a transaction in which certain affiliates of the Company’s largest shareholder agreed to acquire a majority interest in a business that would be deemed to be an associated entity of the member firm of Deloitte in the United Kingdom. Deloitte advised the Company that it believed that the transaction, which was entered into on November 30, 2002, would impair its independence. Deloitte was advised that the Audit Committee of the Company’s Board of Directors concurred with this decision.

     Deloitte was engaged as the Company’s independent public accountants on June 6, 2002, replacing Arthur Andersen LLP, and did not issue any reports on the Company’s financial statements during the term of its engagement.

     During the period of Deloitte’s engagement from June 6, 2002 to November 29, 2002 (the “Engagement Period”), there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with any audit report it might have issued on the Company’s consolidated financial statements for the year ending December 31, 2002. There were no reportable events as described under Item 304 (a) (1) (v) of Regulation S-K during the Engagement Period.

     The Company provided Deloitte with a copy of the foregoing disclosures. A letter from Deloitte dated December 5, 2002, regarding these disclosures is attached as Exhibit 16.1.

     b.     On December 4, 2002, the Audit Committee decided to engage PricewaterhouseCoopers LLP (“PwC”) as the Company’s new independent public accountants. In the years ended December 31, 2000 and December 31, 2001, and through the date hereof, the Company did not consult PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304 (a) (2) (i) and (ii) of Regulation S-K.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) (b) (c)	Not Applicable Not Applicable Exhibits

     16.1 Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated December 5, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 5, 2002	TICKETS.COM, INC.

	By:	/s/ Eric P. Bauer

Eric P. Bauer Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission dated December 5, 2002

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